AMENDED AND RESTATED OPTION AGREEMENT
(Voisey’s Bay West Property)

THIS AGREEMENT dated for reference March 4, 2011, as amended and restated on December 21, 2011.

BETWEEN:

JAL EXPLORATION INC., a corporation duly incorporated pursuant to the laws of British Columbia and having an office at 15492 Buena Vista Avenue, White Rock, British Columbia V4B 1Z1 (hereinafter called the “Optionor")

OF THE FIRST PART

AND:

BALATON POWER INC., a corporation duly incorporated pursuant to the laws of British Columbia and having an office at 206-20257-54TH Avenue, Langley, BC V3A 3W2 (hereinafter called the "Optionee")

OF THE SECOND PART

WHEREAS:

A.

The Optionor is the sole registered and beneficial owner of 100% of the right, title and interest in and to the Licenses (subject to the Underlying Royalty (as defined below)) which are situated in Newfoundland and Labrador and which licenses are more particularly described in Schedules "A- 1" and “A-2" attached hereto and forming part hereof (hereinafter, called the "Licenses");

B.	The Optionor has exclusive possession of and the right to explore and mine the Licences free and clear of all claims, liens or encumbrances except for Native Claims and the Underlying Royalty; and

C.

The parties entered into an agreement dated March 4, 2011 (the “Original Agreement”) whereby the Optionor granted options to the Optionee to purchase up to 80% in aggregate of the right, title and interest in and to the Original Licences on the terms and conditions as set out therein;

D.

The Underlying Royaltyholder acquired the Additional Licence and then transferred such Additional Licence to the Optionor and, accordingly, the Optionor is now the recorded owner of that Additional Licence and that Additional Licence has become a Licence (as that term is defined herein) and subject to the First Option and the Second Option; and

E.	The parties would like to enter into this Agreement in order to amend and restate the Original Agreement, on the terms hereinafter set forth;

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	In this Agreement:

(a)	“Abandoned Property” has that meaning set out in Section 14.1;

(b)	“Acquiring Party” has that meaning set out in Section 12.1(a);

(c)	“Acquisition Notice” has that meaning set out in Section 12.1(a);

(d)	“Additional Licence” means the Map Staked Licence set out in Schedule “A-2”;

(e)	“Additional Property” has that meaning set out in Section 12.1;

(f)	“Arbitration Matter” has that meaning set out in Section 20.2;

(g)	“Area of Interest Option” has that meaning set out in Section 12.1(b);

(h)	“BCICAC” has that meaning set out in Section 20.1;

(i)	“Business Day” means any day other than Saturdays, Sundays and statutory holidays in the Province of British Columbia;

(j)	“Canadian Stock Exchange” means any of the following:

(i) the Canadian National Stock Exchange;

(ii) the TSX Venture Exchange; or

(iii) the TSX Exchange;

(k)	“Cumulative Exploration Expense” means the sum of:

(i) the Exploration Expense incurred in the pertinent period; and

(ii) all other Exploration Expense incurred under this Agreement;

(l)	“Defaulting Party” has that meaning set out in Section 23.1;

(m)	“Department of Natural Resources” means the Department of Natural Resources, Government of Newfoundland and Labrador;

(n)	“Discounted Market Price” means:

(i)

If the Optionee is not listed on a Canadian Stock Exchange at the time of the proposed issuance of Shares to the Optionor, then 75% of the last closing price on the last day before the date of the proposed share issuance; and

(ii)	If the Optionee is listed on a Canadian Stock Exchange at the time of the proposed issuance of Shares to the Optionor, then the lowest price allowed by the policies of such Canadian Stock Exchange;

(o)	"Dollars ($)" means legal currency of the United States of America;

(p)	“Election to Proceed to Second Option Notice” has that meaning set out in Section 7.1(a);

(q)	“Election to Enter Into the Joint Venture Notice” has that meaning set out in Section 7.1(b);

(r)

“Environmental Laws” means Laws aimed at reclamation or restoration of the Licences; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes;

(s)

“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) of any kind or of any nature whatsoever that are asserted against either party to this Agreement, by any person or entity other than the other party to this Agreement, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from: (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Licences and/or emanating or migrating and/or threatening to emanate or migrate from the Licences to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws;

(t)	“Exchange” means the Over-The-Counter Bulletin Board;

(u)

“Exploration Expense” means the sum of all monies spent in prospecting, exploring, geological or geophysical surveying, sampling, examining, diamond and other types of drilling, developing, dewatering, assaying, testing, constructing, maintaining and operating roads, trails and bridges upon or across the Property, buildings, equipment, plant and supplies, salaries and wages (including fringe benefits) of employees and contractors directly engaged therein, insurance premiums, and all other expenses ordinarily incurred in prospecting, exploring and developing mineral exploration and mining lands, but not including legal or accounting costs;

(v)

“Exploration Expense Report” means a report prepared by the Optionee in accordance with generally accepted accounting principles, fully disclosing in appropriate categories, all types of expenses being Exploration Expenses incurred by the Optionee during the 12 months ending on the most recent December 31, with the amounts separated into four fiscal quarters and reported on by the auditors of the Optionee that in their opinion the Exploration Expense Report presents fairly, in all material respects the Exploration Expense incurred by the Optionee for the 12 months ended December 31 in accordance with the provisions of the Option Agreement;

(w)

“Feasibility Report” means a comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production upon which any reasonable financial institution will lend funds in an amount sufficient to fully the operation of the mining anticipated in the study;

(x)	“First Option” has that meaning set out in Section 3.1 (a);

(y)	“Initial Optionor’s Assessment Report Filing” has that meaning set out in Section 2.1(k) and 2.2(m);

(z)	“Initial Optionee’s Assessment Report Filing” has that meaning set out in Section 2.1(n);

(aa)	“Initial Licences” means the Map Staked Licences set out in Schedule “A-1”;

(bb)	“Initial Security Deposits” has that meaning set out in Section 2.1(j);

(cc)	“Intervening Event” has that meaning set out in Section 16.1;

(dd)	“Joint Venture” has that meaning set out in Section 7.1(b);

(ee)	“Joint Venture Agreement” has that meaning set out in Section 7.4;

(ff)	“Last Day of Notice Period” has that meaning set out in Sections 9.3 and 9.5;

(gg)

“Laws” means applicable laws (whether criminal, civil or administrative) including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, guidelines, and general principles of common and civil law and equity, binding on or affecting a person or the Property referred to in the context in which the word is used;

(hh)	"Licences" means the Map Staked Licenses set out in Schedule "A-1" and “A-2”;

(ii)	“Native Claims” means any possible demands or claims by aboriginal or other native groups of any kind;

(jj)	"Net Returns" has that meaning set out in Schedule “B”;

(kk)

“Notice of Exercise of Option & Compliance Certificate” means a written document signed by each of the Chief Executive Officer and the Chief Financial Officer of the Optionee stating that the relevant Option has been exercised in full compliance with the terms of this Agreement and that the Optionee is not in breach of any term of this Agreement;

(ll)	“Optionee” means Balaton Power Inc.;

(mm)	“Optionor” means JAL Exploration Inc.;

(nn)	“Optionor’s Service Providers” has that meaning as set out in Section 11.1(s);

(oo)	“Original Agreement” has that meaning as set out in Recital “C”;

(pp)	“Other Party”, has that meaning as set out in Section 12.1(a);

(qq)

“Pre-feasibility Report” means a comprehensive study of the viability of a mineral project that has advanced to a stage where the mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, has been established and an effective method of mineral processing has been determined, and includes a financial analysis based on reasonable assumptions of technical, engineering, legal, operating, economic, social, and environmental factors and the evaluation of other relevant factors which are sufficient for a qualified person, acting reasonably, to determine if all or part of the mineral resource may be classified as a mineral reserve which recommends that a Feasibility Report be prepared pertaining to the Property;

(rr)	“Property” means those Licences set out in Schedule “A-1” and “A-2” to the Agreement and includes:

(i)	any Additional Property; and

(ii)

any Map Staked Licence, ground staked licence, extended licence, map staked claim, ground staked claim, mining lease or other right to search for or extract minerals covering any portion of the ground currently covered by the Licenses which may have been re-acquired by the Optionee or its successors, assigns or associates as a result of any of the Licences having been previously abandoned;

(ss)	“Second Option” has that meaning set out in Section 3.1(b);

(tt)

“Semi-Carried Financing” means a financing arranged by the Optionee and provided to each of the Optionee and the Optionor, in proportion to their joint venture ownership of an amount sufficient to fully finance both the Optionee and the Optionor for:

(i)	all the costs involved in putting a mine into production on the Property in a method and manner in full compliance with the Feasibility Study;

(ii)	all of the costs associated with the continued operation of the mine; and

(iii)	all costs associated with the shutting down of such mine, including all environment and clean up costs.

Such financing is to be provided at the most attractive interest rate offered by the Bank of Montreal for its most credit worthy commercial clients. Such financing is to be repaid by the Optionor and the Optionee from the sale of ore from the Property on the basis that 80% of all revenue of each will be paid first to repay the financing with the balance of 20% of the revenue of each being paid to and shared between the Optionor and the Optionee in proportion with their Joint Venture interests until the financing has been re- paid in full following which the revenue from the mine will be shared between the Optionor and the Optionee in proportion with their Joint Venture interests.

(uu)

"Shares" means fully paid and non-assessable common shares in the capital stock of the Optionee as presently constituted registered in the name of the Optionor and free and clear of all liens, charges and other encumbrances whatsoever, other than the re-sale and legend requirements of the Exchange and applicable securities laws;

(vv)

“Technical Report” means a report drafted in compliance with National Instrument 43- 101 Standards of Disclosure for Mineral Properties and Form 43-101 Technical Report, as further defined in Section 1.1 of National Instrument 43-101 Standards of Disclosure for Mineral Properties;

(ww)	“Transferee” has that meaning set out in Section 13.1;

(xx)	“Transfer Request” has that meaning set out in Section 14.1;

(yy)	“Underlying Royalty” means the royalty to be paid to the Underlying Royaltyholder, on the terms and conditions set out in Schedule “B”; and

(zz)	”Underlying Royaltyholder” means James Alexander Lenec”.

2.	REPRESENTATIONS AND WARRANTIES AND ACKNOWLEDGMENTS

2.1	The Optionee represents and warrants to the Optionor and the Optionee acknowledges that:

(a)	it is a corporation duly incorporated and validly subsisting under the laws of British Columbia and is in good standing with respect to filing annual reports;

(b)	it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)

neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which the Optionee is a party;

(d)

the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of laws of any jurisdiction applicable or pertaining thereto or of its constating documents;

(e)	the shares of the Optionee are listed on the Exchange;

(f)	the Optionee is not in breach of any policy of the Exchange;

(g)	the Optionee has made all required filings in SEDAR.com;

(h)	the trading in the shares of the Optionee is not subject to:

	(i)	a halt trade order;

	(ii)	a stop trade order;

	(iii)	a suspension;

	(iv)	a cease trade order; or

	(v)	any other similar order or restriction;

(i)	to its best knowledge, neither it nor any of its directors and officers is subject to an investigation by either of the Exchange or any securities commission of any country;

(j)

at the time the Underlying Royaltyholder staked the Licences, the Underlying Royaltyholder paid not only a $10 per claim staking recording fee, but also a $50 per claim security deposit relating to the claims forming each Licence (the “Initial Security Deposits”);

(k)

before the expiration of the first anniversary of the issuance of Licences 016248M and 016250M the Optionor performed assessment work and filed a report of that assessment work in an amount which claimed to be equal to or in excess of the required amount of assessment work to be performed within the first year of the currency of Licences 016248M and 016250M (the “Initial Optionor’s Assessment Report Filing”);

(l)

by letter dated July 5, 2010, the Department of Natural Resources advised that the Initial Optionor’s Assessment Report Filing had been reviewed for compliance with the Mineral Act (RSN 1990) and the Mineral Regulations thereunder and that the Initial Optionor’s Assessment Report Filing was accepted;

(m)

following the acceptance of the Initial Optionor’s Assessment Report Filing, the Department of Natural Resources did refund or will be refunding to the Optionor the Initial Security Deposits relating to claims forming Licences 016248M and 016250M and the Optionee will have no claim to or interest whatsoever in such refunds;

(n)

the Optionee filed not later than February 25, 2011, as assessment work against each of the Licences all exploration expenses incurred by or on behalf of the Optionee to the maximum amount allowable and not less than $150,000 (the “Initial Optionee’s Assessment Report Filing”) and use its best efforts to ensure that the Department of Natural Resources accepted all of those expenditures as assessment and the Optionee either did or will ensure that the assessment work is credited to each of the Licences to ensure that the amount filed against each of the Licences is greater than the required amount of assessment for the two terms expiring the date of the issuance of each of the Licences;

(o)

following the filing and acceptance of the Initial Optionee’s Assessment Report Filing, the Department of Natural Resources did refund or will be refunding to the Optionor the Initial Security Deposit relating to the claims forming Licence 017061M and neither the Optionee nor the Underlying Royaltyholder will have any claim to or interest whatsoever in such refund;

(p)	the Optionee is authorized to carry-out business in the Province of Newfoundland and Labrador; and

(q)

the Optionee acknowledges that although the Optionor or the Underlying Royaltyholder may introduce financing to the Optionee or participate in any financing of the Optionee neither the Optionor, nor the Underlying Royaltyholder has:

(i)

promised or agreed, either orally or in writing, to provide any type of financing to the Optionee, either prior to the signing or deemed signing of this Agreement, at the signing or deemed signing of this Agreement, or thereafter; or

(ii)

promised or agreed , either orally or in writing, to provide any assistance to the Optionee in obtaining any type of financing, either prior to the signing or deemed signing of this Agreement, at the signing or deemed signing of this Agreement, or thereafter.

2.2

To the best of the Optionee’s knowledge, the representations and warranties set out in Section 2.1 are accurate and true in all material respects and the representations and warranties do not fail to set out a fact, the omission of which, would make any of the representations and warranties misleading or inaccurate any material respect.

2.3	The Optionor represents and warrants to the Optionee:

	(a)	the Licences have been duly and validly issued and are accurately described in Schedule "A";

(b)

the Licences are presently in good standing under the laws of the jurisdiction in which they are located and are free and clear of all liens, charges and encumbrances, except for Native Claims and the Underlying Royalty;

(c)

subject to the interest of the Underlying Royaltyholder in the Underlying Royalty, the Optionor is the sole registered and beneficial owner of a 100% interest in and to the Licences and has the exclusive right to enter into this Agreement and all necessary authority to dispose of a 100% interest in and to the Licences in accordance with the terms of this Agreement;

	(d)	subject to the interest of the Underlying Royaltyholder in the Underlying Royalty, no person, firm or corporation has any proprietary or possessory interest in the Licences other than the Optionor;

	(e)	there are no outstanding agreements or options to acquire or purchase the Licences or any interest in the Licences or any portion thereof;

(f)

to the knowledge of the Optionor, no person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Licenses, except for the Underlying Royalty to the paid to the Underlying Royaltyholder;

(g)

the Optionor is not aware of any demand, claims or notices from any level of government, including, but not restricted, municipal, provincial or federal relating to environmental issues relating to the Licenses except for potential Native Claims;

(h)	the Optionor has no interest in any Property that is contiguous to the Licences or any part of which are within five kilometers of the Licences;

(i)	to the best knowledge of the Optionor, there are no Environmental Liabilities;

(j)	to the best knowledge of the Optionor, the Optionor is not in breach of any Environmental Laws;

(k)

neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which the Optionor is a party or by which it is bound;

(l)	the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto;

(m)

at the time the Underlying Royaltyholder staked the Licences, the Underlying Royaltyholder paid not only a $10 per claim staking recording fee, but also a $50 per claim security deposit (the “Initial Security Deposits”);

(n)

before the expiration of the first anniversary of the issuance of Licences 016248M and 016250M the Optionor performed assessment work and filed a report of that assessment work in an amount which claimed to be equal to or in excess of the required amount of assessment work to be performed within the first year of the currency of Licences 016248M and 016250M (the “Initial Optionor’s Assessment Report Filing”);

(o)

by letter dated July 5, 2010, the Department of Natural Resources advised that the Initial Optionor’s Assessment Report Filing had been reviewed for compliance with the Mineral Act (RSN 1990) and the Mineral Regulations thereunder and that the Initial Optionor’s Assessment Report Filing was accepted;

(p)

following the acceptance of the Initial Optionor’s Assessment Report Filing, the Department of Natural Resources did refund or will be refunding to the Optionor the Initial Security Deposits relating to claims forming Licences 016248M and 016250M and the Optionee will have no claim to or interest whatsoever in such refunds;

(q)

following the filing and acceptance of the Initial Optionee’s Assessment Report Filing, the Department of Natural Resources did refund or will be refunding to the Optionor the Initial Security Deposit relating to the claims forming Licence 017061M and neither the Optionee nor the Underlying Royaltyholder will have any claim to or interest whatsoever in such refund; and

(r)	the Optionor is duly authorized to carry on business in the Province of Newfoundland and Labrador.

2.4

To the best of the Optionor’s knowledge the representations and warranties set out in Section 2.3 are accurate and true in all material respects and the representations and warranties do not fail to set out a fact, the omission of which, would make any of the representations and warranties misleading or inaccurate any material respect.

2.5

The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Property by the Optionee and each party will indemnify and save the other party harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach or any representation, warranty, covenant, agreement or condition made by the other party and contained in this Agreement.

3.	GRANT OF FIRST OPTION AND SECOND OPTION

3.1	In consideration for the payment of $25,000 paid by the Optionee to the Optionor, the Optionor grants to the Optionee:

(a)

an exclusive option (the “First Option”) to acquire an undivided 55 percent (55%) legal and beneficial interest in the Property free and clear of all liens, charges and claims of others except for the Underlying Royalty and Native Claims; and

(b)

an exclusive Option (the “Second Option”) to acquire a further undivided 25 percent (25%) legal and beneficial interest in the Property free and clear of all liens, charges and claims of others except for the Underlying Royalty and Native Claims.

4.	EXERCISE OF FIRST OPTION

4.1	In order to exercise the First Option, the Optionee must not be in breach of any term of this Agreement and must:

(a)	pay to the Optionor $240,000 as follows:

	(i)	pay the Optionor a $20,000 by December 31, 2011;

	(ii)	pay the Optionor a further $20,000 by June 30, 2012;

	(iii)	pay the Optionor a further $20,000 by December 31, 2012;

	(iv)	pay the Optionor a further $30,000 by June 30, 2013;

	(v)	pay the Optionor a further $50,000 by December 31, 2013; and

	(vi)	pay the Optionor a further $100,000 by December 31, 2014;

(b)	issue and deliver Shares to the Optionor, as follows:

	(i)	at the signing or the deemed signing of this Agreement, but not later than March 4, 2011, issue and deliver to the Optionor 3,000,000 Shares (which was done);

	(ii)	issue and deliver to the Optionor a further 2,000,000 Shares by December 31, 2011;

(iii)	issue and deliver to the Optionor a further 2,000,000 Shares by December 31, 2012;

(iv)	issue and deliver to the Optionor a further 3,000,000 Shares by December 31, 2013;

(v)	issue and deliver to the Optionor a further 3,000,000 Shares by December 31, 2014; and

(vi)

issue and deliver to the Optionor a further number of Shares being equal to 10% of the number of issued and outstanding shares in the capital of the Optionee at the time of the election under Section 7.1(a) or (b) or deemed election under Section 7.1, such Shares to be delivered:

(A)	within five Business Days of such election or deemed election; and

(B)	not later than March 31, 2015;

(c)	incur further Exploration Expense of at least $4,000,000 as follows:

	(i)	incur Exploration Expense of at least $150,000 by March 31, 2012 (which is a firm commitment);

	(ii)	incur Cumulative Exploration Expense of at least $350,000 by December 31, 2012 (which is a firm commitment);

	(iii)	incur Cumulative Exploration Expense of at least $1,000,000 by December 31, 2013; and

	(iv)	incur Cumulative Exploration Expense of at least $4,000,000 by December 31, 2014;

(d)	subject to Section 4.2, by February 28, 2013, cause the common shares of the Optionee to be fully listed on a Canadian Stock Exchange;

(e)

do and pay for all things necessary in order for the drafting of a Pre-feasibility Report and have drafted and pay for a Pre-feasibility Report pertaining to the Property and deliver a copy of that Pre-feasibility Report to the Optionor, all by June 30, 2015;

(f)	keep the Property in good standing until June 30, 2015; and

(g)	deliver to the Optionor a Notice of Exercise of Option & Compliance Certificate by June 30, 2015.

4.2

In the event that following February 20, 2013 and prior to February 28, 2013, the Optionee determines that it will be unable to comply with Section 4.1(d) by February 28, 2013, the Optionee may elect to pay the Optionor $30,000 not later than February 28, 2013, in which case the date by which the requirement set forth in Section 4.1(d) must be completed will be extended to May 31, 2013 provided that the Optionee delivers to the Optionor a certificate to the satisfaction of the Optionee, acting reasonably, executed by each of the Chief Executive Officer and the Chief Financial Officer of the Optionee on behalf of the Optionee and in no way in their own personal capacities, stating the steps that the Optionee has performed to comply with Section 4.1(d).

4.3

In the event that the Optionee fails to incur Exploration Expense in accordance with Section 4.1(c), the Optionee may make payment to the Optionor by cash, certified cheque, money order or wire transfer in the amount of deficiency of such required Exploration Expense within 30 days of the relevant date set out in Section 4.1(c), in which case the Optionee will be deemed to have incurred the required Exploration Expense within the required period.

4.4

At the sole election of the Optionor made from time to time, each of such elections to be made at least 10 Business Days prior to the dates set out in Section 4.1(a), the Optionee, instead of paying any of the amounts set out in Section 4.1(a) in cash, will instead pay such elected payment set out in Section 4.1(a) by issuing and delivering to the Optionor, Shares at the deemed price being equal to the Discounted Market Price as of the date being 10 Business Days prior to the dates set out in Section 4.1(a), and such Shares will be delivered to the Optionor by the dates set out in Section 4.1(a).

4.5

Notwithstanding any term of this Agreement, the Optionee may, at its sole option, pay any money amount, issue and deliver any Shares, incur Exploration Expense and do such other things set out in Section 4.1 prior to the dates set out in Section 4.1 provided that the Optionee has first given the Optionor the opportunity to make an election under Section 4.4.

5.	EXERCISE OF SECOND OPTION

5.1	In order to exercise the Second Option, the Optionee must not be in breach of any term of this Agreement and must:

(a)	exercise the First Option;

(b)

deliver to the Optionor the Election to Proceed to Second Option Notice pursuant to Section 7.1(a) or have been deemed to have delivered to the Optionor the Election to Proceed to Second Option pursuant to Section 7.2;

(c)	pay to the Optionor a further $400,000 as follows:

	(i)	pay the Optionor $100,000 by July 31, 2015;

	(ii)	pay the Optionor a further $100,000 by July 31, 2016; and

	(iii)	pay the Optionor a further $200,000 by July 31, 2017;

(d)	issue and deliver further Shares to the Optionor, as follows:

	(i)	issue and deliver to the Optionor 5,000,000 Shares by July 31, 2015;

	(ii)	issue and deliver to the Optionor a further 5,000,000 Shares by July 31, 2016; and

(iii)

issue and deliver to the Optionor a further number of Shares being equal to 10% of the number of issued and outstanding shares in the capital of the Optionee at the time of the Notice of Second Exercise, such Shares to be delivered:

(A)	within five Business Days of the Notice of Second Exercise; and

(B)	not later than December 31, 2017;

(e)

do and pay for, all things necessary in order for the drafting of a Feasibility Report and have drafted and pay for a Feasibility Report pertaining to the Property and deliver a copy of that Feasibility Report to the Optionor, all by December 31, 2017;

(f)	arrange for the Semi-Carried Financing by December 31, 2018 and have that funding advanced either to the Optionor or to the Joint Venture on behalf of the Optionor by March 31, 2019;

(g)	keep the Property in good standing until March 31, 2019;

(h)	deliver to the Optionor a Second Option Exercise Notice by March 31, 2019; and

(i)	deliver to the Optionor a Notice of Exercise of Option & Compliance Certificate.

5.2

At the sole written election of the Optionor made from time to time, each of such elections to be made at least 10 Business Days prior to the dates set out in Section 5.1(c), the Optionee, instead of paying any of the amounts set out in Section 5.1(c) in cash, will instead pay such elected payment set out in Section 5.1(c) (or a portion of such amount, as set out in the written election of the Optionor) by issuing and delivering to the Optionor, Shares at the deemed price being equal to the Discounted Market Prices as of the date being 10 Business Days prior to the dates set out in Section 5.1(c), and such Shares will be delivered to the Optionor by the dates set out in Section 5.1(c) along with the cash balance, if any.

5.3

Notwithstanding any term of this Agreement, the Optionee may, at its sole option, pay any money amount, issue and deliver any Shares and do such other things set out in Section 5.1 prior to the dates set out in Section 5.1, provided that the Optionee has first given the Optionor the opportunity to make an election under Section 5.2.

6.	TRANSFER OF TITLE

6.1

Following the exercise of the First Option and the delivery of the Election to Proceed to Second Option Notice, the Optionor will deliver to the Optionee a duly executed transfer in registrable form of 55% right, title and interest in and to the Property in favour of the Optionee, which transfer the Optionee will be entitled to register against title to the Property.

6.2

Following the exercise of the First Option and the delivery of the Election to Enter Into the Joint Venture Notice, each of the Optionor and the Optionee will execute a transfer in registrable form and deliver to the Operator under the Joint Venture Agreement 100% in aggregate of the title to the Property (subject to the Underlying Royalty), to be held in trust by the Operator, in accordance with the terms of the Joint Venture Agreement, which transfer the Operator will be entitled to register against title to the Property.

6.3

Upon the exercise of the Second Option, each of the Optionor and the Optionee will execute a transfer in registrable form and deliver to the Operator 100% in aggregate of the title to the Property (subject to the Underlying Royalty), to be held in trust by the Operator, in accordance with the terms of the Joint Venture Agreement, which transfer the Operator will be entitled to register against title to the Property.

7.	EXERCISE OF FIRST OPTION
ELECTION TO EITHER (A) PROCEED TO ATTEMPT TO EXERCISE THE SECOND OPTION OR (B) COMMENCE THE JOINT VENTURE
FAILURE TO EXERCISE SECOND OPTION JOINT VENTURE AGREEMENT

7.1	Provided that the Optionee has exercised the First Option, the Optionee will not later than July 31, 2014, either:

	(a)	deliver to the Optionor a notice in writing (the “Election to Proceed to Second Option Notice”) that it has elected to proceed to attempt to exercise the Second Option; or

(b)

deliver to the Optionor a notice in writing (the “Election to Enter Into the Joint Venture Notice”) that it has elected not proceed to attempt to exercise the Second Option but instead to join and participate in a joint operation for the purposes of further exploring the Property and if deemed warranted, of developing, constructing and operating a mine on the Property or a portion thereof (the “Joint Venture”).

7.2

In the event that the Optionee fails to deliver by the date set out in Section 7.1 either the Election to Proceed to Second Option Notice set out in Section 7.1(a) or the Election to Enter Into the Joint Venture Notice set out in Section 7.1(b), then the Optionee will be deemed to have delivered to the Optionor the Election to Proceed to Second Option.

7.3

In the event that the Optionee has delivered to the Optionor the Election to Proceed to Second Option Notice or has been deemed to have delivered to the Optionor the Election to Proceed to Second Option Notice and the Second Option expires without being exercised, then the Optionee will then be deemed to have delivered to the Optionor the Election to Enter Into the Joint Venture.

7.4	In the event that:

	(a)	the Optionee has delivered the Optionor the Election to Enter Into the Joint Venture Notice in accordance with Section 7.1(b);or

	(b)	the Optionee has been deemed to have delivered to the Optionor the Election to Enter into the Joint Venture Notice pursuant to Section 7.3,

then the Optionee and the Optionor will be deemed to join in a Joint Venture. The Joint Venture shall be conducted in accordance with an agreement (the “Joint Venture Agreement”), the material terms of which are set out in “Part I – Exercise of the First Option Only” in the attached Schedule “C”.

7.5

In the event that the Second Option is exercised, then the Optionee and the Optionor will be deemed to join in a Joint Venture. The Joint Venture shall be conducted in accordance with an agreement (the “Joint Venture Agreement”), the material terms of which are set out in “Part II – Exercise of the First Option and the Second Option in the attached Schedule “C”.

7.6

The Optionor and the Optionee will use their best efforts to negotiate the terms of the formal joint venture agreement representing the Joint Venture Agreement and then execute the form of Joint Venture Agreement.

7.7

In the event that the Optionor and the Optionee do not agree on the terms of the Joint Venture Agreement, then the Optionor and the Optionee will enter into arbitration pursuant to Section 20 and the Arbitrator will determine the terms of the Joint Venture Agreement.

8.	RIGHT OF ENTRY

8.1	The Optionee, its employees, agents and independent contractors, will during the term of the First Option and the Second Option, have the sole and exclusive right to:

(a)	enter upon the Property;

(b)	have exclusive and quiet possession thereof;

(c)	do such prospecting, exploration, development or other mining work thereon and thereunder as Optionee in its sole discretion may consider advisable;

(d)	bring and erect upon the Property such facilities as Optionee may consider advisable; and

(e)	remove therefrom and dispose of reasonable quantities of ores, minerals, and metals for the purposes of obtaining assays or making other tests, but not including any bulk sampling.

9.	EXPIRATION OR TERMINATION OF OPTIONS

9.1

In the event that the deemed signing of this Agreement does not occur by March 4, 2011, then there is to be no deemed signing of this Agreement and only actual signing of this Agreement and delivery by March 4, 2011 to the Optionor of four copies originally signed by the Optionee and duly notarized will bring this Agreement into force and effect (an actual signing was done).

9.2

In the event that the First Option is not exercised, then each of the First Option and the Second Option will expire and be of no further force or effect, except that the expiration of the First Option or the Second Option will not reduce or eliminate any obligations of the Optionee under this Agreement.

9.3

The Optionee may terminate the First Option provided that the Optionee first provides the Optionor 90 days written notice of such intention and in the event that the Optionee has not completed any such item listed in Section 4.1 which would need to be completed in order for the First Option to otherwise remain in good standing up to the last day of the 90 day notice period (the “Last Day of Notice Period”), then:

(a)	the Optionee will complete such item by not later than the 10th day following the Last Day of Notice Period; and

(b)	the First Option will nonetheless expire on the Last Day of Notice Period.

9.4	The provision by the Optionee of notice under Section 9.3 will not reduce or eliminate the obligations of the Optionee under this Agreement.

9.5

The Optionee may terminate the Second Option provided that the Optionee first provides the Optionor 90 days written notice of such intention and in the event that the Optionee has not completed any such item listed in Section 5.1 which would need to be completed in order for the Second Option to otherwise remain in good standing up to the last day of the 90 day notice period (the “Last Day of Notice Period”), then:

(a)	the Optionee will complete such item by not later than the 10th day following the Last Day of Notice Period; and

(b)	the Second Option will nonetheless expire on the Last Day of Notice Period.

9.6	The provision by the Optionee of notice under Section 9.5 will not reduce or eliminate the obligations of the Optionee under this Agreement.

10.	COVENANTS OF THE OPTIONOR

10.1	The Optionor will:

(a)	not do any act or thing which would or might in any way adversely affect the rights of Optionee hereunder;

(b)

at the signing of this Agreement and then from time to time, make available to Optionee and its representatives all records and files in the possession or control of the Optionor relating to the Licences and permit Optionee and its representatives at its own expense to take abstracts therefrom and make copies thereof; and

(c)	promptly provide Optionee with any and all notices and correspondence received by the Optionor from government agencies in respect of the Licences.

11.	COVENANTS OF OPTIONEE

11.1	Following the signing of this Agreement, the Optionee will:

(a)	in addition to the obligations to keep the Property in good standing as set forth elsewhere in this Agreement, keep the Property in good standing as follows:

	(i)	for a period of one year following the date of the termination, expiration or exercise of the First Option; and

(ii)

in the event that the First Option is exercised and the Optionee delivers the Election to Proceed to Second Option Notice, then for a period of one year following the date of the termination or expiration of the Second Option;

(b)	keep the Property free and clear of all liens, charges and encumbrances arising from its operations hereunder

	(i)	for a period of six years following the date of the termination, expiration or exercise of the First Option; and

(ii)

in the event that the First Option is exercised and the Optionee delivers the Election to Proceed to Second Option Notice, then for a period of six years following the date of the termination or expiration of the Second Option;

(c)

use its best efforts to ensure that the Department of Natural Resources accepts all of those expenditures set out in the Initial Optionee’s Assessment Report Filing as assessment and the Optionee will ensure that the assessment work is credited to each of the Licences to ensure that the amount filed against each of the Licences is greater than the required amount of assessment for the two terms expiring the date of the issuance of each of the Licences;

(d)	from time to time, file all exploration work as assessment work against the Property to the maximum allowable extent;

(e)

without restricting Section 11.1(d), the Optionee will file, as assessment work against each of the licences then forming the Property, all exploration expenses to the maximum amount allowable and will use its best efforts to ensure that the Department of Natural Resources accepts all of those expenditures as assessment and the Optionee will ensure that the assessment work is credited to each of the licences then forming the Property;

(f)	permit the Optionor, or its representatives duly authorized by it in writing, at its own risk and expense, access to the Property at all reasonable times;

(g)

permit the Optionor, or its representatives duly authorized by it in writing, access to all records pertaining to the Property, including those prepared by the Optionee and those prepared by other people both before and after the date of this Agreement, in respect to the Property (or any Additional Property regardless of whether the Area of Interest Option was exercised) or work done on or with respect to the Property (or any Additional Property regardless of whether the Area of Interest Option was exercised), including, but not restricted to, all drill core, assay pulps, maps, drilling logs, assay results and other technical data acquired by the Optionee or compiled by or on behalf of the Optionee with respect to the Property (or any Additional Property regardless of whether the Area of Interest Option was exercised), including any interpretive data or conclusions and copies of all books, accounts and records of operations conducted by or on behalf of the Optionee on the Property (or any Additional Property regardless of whether the Area of Interest Option was exercised) or by others on the Property (or any Additional Property regardless of whether the Area of Interest Option was exercised);

(h)	without demand from the Optionor, deliver to the Optionor, as soon as possible after receipt by the Optionee thereof, all documents referred to in Section 11.1(g);

(i)	conduct all work on or with respect to the Property in a careful and minerlike manner and in compliance with all applicable Federal, Provincial and local laws, rules, orders and regulations;

(j)	not breach any Environmental Laws;

(k)	not do anything to incur Environmental Liabilities;

(l)

indemnify and hold the Optionor harmless from and against any and all expenses, losses, claims, actions, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of its counsel that may be incurred in advising with respect to and/or defending any claim that may be made against the Optionor, to which the Optionor may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, (i) any taxes, fees or other amounts owing to any governmental agency in respect of the Property and (ii) any work conducted on the Property by the Optionee or its employees, contractors or agents and including, but not restricted to, any breach or alleged breach of any Environmental Laws;

(m)

in the event that the First Option or the Second Option is terminated or expires without being exercised, then within 15 days of such termination or expiry, the Optionee, at is sole cost, will have prepared and will deliver to the Optionor a Technical Report addressed to the Optionor with an effective date of not earlier than the date of such termination or expiration;

(n)	deliver to the Optionor Exploration Expense Reports as follows:

(i)

by May 31, 2012 for the period ended December 31, 2011 and by May 31 of each successive year during the term of the First Option and the Second Option for the period ended the previous December 31; and

(ii)	within 90 days of the termination or the expiration of either the First Option or the Second Option;

(o)

in the event that the First Option or the Second Option is terminated or expires without being exercised, then for a period of 120 days from such termination or expiry, the Optionee, at its sole cost will permit the Optionor, or its representatives duly authorized by it in writing, access to all records listed in Section 11.1(g);

(p)

in the event that the First Option or the Second Option is terminated or expires without being exercised, then within 15 days of such termination or expiry, the Optionee, at its sole cost, will deliver to the Optionor all those materials listed in Section 11.1(g); and further, in the event that the First Option is terminated or expires, the Optionee will have no further right to or interest in those materials;

(q)

make all filings and disclosures as required and within the time periods specified under all applicable securities legislation with respect to the allotment and issuance of the Shares pursuant to Sections 4.1(b) and 5.1(d);

(r)	from time to time, do all things required to ensure that the Optionee is authorized to carry on business in the Province of Newfoundland and Labrador;

(s)

in the event that the Optionor has previously introduced to the Optionee or in the event that following the signing of this Agreement the Optionor introduces to the Optionee any personnel or consultants, including, but not restricted to, persons providing technical or geological services (together the “Optionor’s Service Providers”):

	(i)	the Optionee will ensure that all agreements with the Optionor’s Service Providers are reduced to writing and contain the requirement set out in Section11.1(s) (ii), (iii) and (iv); and

	(ii)	upon the First Option not being exercised by the Optionee or the Optionee being in breach of the terms of this Option Agreement (which breach has not been rectified in accordance with Section 23):

A.	the Optionee will terminate the term of all agreements with the Optionor’s Service Providers;

B.	the Optionee will pay in full all amounts then owed to the Optionor’s Service Providers;

C.	the Optionor will be free to deal with the Optionor’s Service Providers; and

D.

the Optionee will not interfere with or hinder the Optionor dealing with the Optionor’s Service Providers once again and entering into agreements that the Optionor’s Service Providers for their services;

(t)

upon oral or written request from the Seller, immediately do all such things as may be necessary in order to remove any restrictive legend from all certificates of any shares in the capital of the Buyer, held by the Seller or by the Underlying Royaltyholder, including any restrictive legend imposed by BC Instrument 51-509, but excepting any other restrictive legend imposed by applicable Canadian securities law;

(u)	ensure that at no time the trading in the shares of the Optionee become subject to:

	(i)	a halt trade order;

	(ii)	a stop trade order;

	(iii)	a suspension;

	(iv)	a cease trade order; or

	(v)	any other similar order or restriction;

(v)

provided that the Optionee first agrees in writing to pay the Optionor his reasonable fees and out-of-pocket expenses, the Optionee may, from time to time, request assistance from the Optionor and the Optionor may, but is not obligated, to, elect to provide such assistance;

(w)	pay the Optionor in full, within 10 days of receipt of an invoice from the Optionor setting out the commercially reasonable costs incurred by the Optionor in:

	(i)	doing all things relating to completing and filing with the Government of Newfoundland and Labrador and the Nunatsiavut Government the application for the proposed work program on the Licences; and

	(ii)	all things relating to responding to any comments, if any, of such governments and obtaining the approval therefrom; and

(x)

in the event that one or more deposits are located or discovered on the Property, then the Optionee will name the most significant deposit as the “Alec Deposit” and, if the Property is commercially mined, then the mine will be initially named and continue to be named the “Alec Mine” in honour of Alec Lenec whose persistence and belief in the Property lead to the continued exploration of the Property.

12.	OTHER ACQUISITIONS

12.1

The parties agree that a 100% interest in any and all map staked licences, ground staked licences, extended licences, map staked claims, ground staked claims, mining leases, or other rights to search for or extract minerals or other mineral interests staked, located, granted, purchased, optioned or otherwise acquired by or on behalf of any party which are located wholly or partially within 10 kilometers of the exterior boundaries of the Property, as they may be from time to time, the (“Additional Property”) then:

(a)

the party acquiring such Additional Property (the “Acquiring Party”) shall, within five business days of such acquisition, give the other party to this Agreement (the “Other Party”) written notice of such acquisition, including detailed costs of such acquisition (the “Acquisition Notice”);

(b)

a 100% interest in such Additional Property shall, at the option (the “Area of Interest Option”) of the Other Party, exercisable within 15 business days of the receipt of the Acquisition Notice, form part of the Property and be subject to the terms of this Agreement, as if the Additional Property formed part of the Licences provided that if the Acquiring Party is the Optionor, then the Optionee will be required to reimburse the Optionor for its acquisition costs, including legal fees, at the time of the exercise of the Area of Interest Option; and

(c)

if the Optionor is reimbursed an Initial Security Deposit for any licence forming the Additional Property, then the Optionee will be deemed to have incurred Exploration Expense in the amount of the Initial Security Deposit.

12.2	In the event that the Optionor exercises the Area of Interest Option, then the Optionee will forthwith transfer title to such Additional Property to the Optionor.

13.	DISPOSITION OF PROPERTY

13.1

The Optionee may at any time sell, transfer, assign or otherwise dispose of all or any portion of its interest in the Property and this Agreement provided that, the Optionee has first obtain the consent in writing of the Optionor, such consent may be unreasonably withheld and further provided that any purchaser, transferee, assignee or other acquirer (together the “Transferee”) of any such interest will have first delivered to the Optionor its agreement related to this Agreement and to the Property, containing:

(a)	a covenant with the Optionee and the Optionor by such Transferee to perform all the obligations of the Optionee to be performed under this Agreement; and

(b)

a provision subjecting any further sale, transfer, assignment or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this Section 13.1.

13.2

The provisions of Section 13.1 will not prevent either party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

14.	ABANDONMENT OF PROPERTY

14.1

Subject to Section 14.2, should the Optionee, in its sole discretion, determine that some but not all of the Property no longer warrant further exploration and development or for any such other reason that the Optionee determines that it no longer want to further explore and develop some but not all of the Property (the “Abandoned Property”), then the Optionee may abandon such Abandoned Property, so long as the Optionee provides the Optionor with 60 days notice of its intention to so abandon such property and, if the Optionor then provides within 20 days of the receipt of the notice from the Optionee, a written request that the Optionee transfer such Abandoned Property to the Optionor (the “Transfer Request”), then the Optionee shall forthwith provide a recordable transfer of such Abandoned Property to the Optionor.

14.2	In the event that the Optionor provides the Transfer Request, the Optionee shall:

(a)	ensure that the Abandoned Property is unencumbered and in good standing for at least one year at the time of providing the recordable transfer referred to in Section 14.1 to the Optionor;

(b)

pay all taxes and assessments required to maintain the Abandoned Property in good standing for a period of one year from the date of the provision of the recordable transfer of such Abandoned Property to the Optionor; and

(c)	there are no Environmental Liabilities relating to the Abandoned Property.

14.3	Subject to 11.1(a), (b) and (c) and Section 14.2, upon the Abandoned Property being either:

	(a)	abandoned in accordance with Section 14.1, or

	(b)	returned to the Optionor in accordance with Section 14.2,

then the Optionee’s obligations under this Agreement relating to the Abandoned Property shall immediately terminate without adversely affecting any of the rights of the Optionee under this Agreement to balance of the Property.

15.	ROYALTY

15.1	The Property is subject to the Underlying Royalty.

16.	FORCE MAJEURE

16.1

No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non- availability of materials or transportation (each an "Intervening Event").

16.2	All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

16.3

A party relying on the provisions of Section 16.1 will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

16.4	The extension of time for the observance of conditions or performance of obligations as a result of force majeure shall not relieve the Optionee from:

(a)	its obligations under this Agreement to keep the Property in good standing; and

(b)	any provision indicated to be a firm commitment.

17.	REGISTRATION OF AGREEMENT

17.1	Notwithstanding Section 18, each of the Optionor and the Optionee will have the right at any time to register this Agreement or a Memorandum thereof against title to the Property.

18.	CONFIDENTIAL NATURE OF INFORMATION

18.1

The parties agree that all information obtained from the work carried out hereunder and under the operation of this Agreement will be the exclusive property of the parties and will not be used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority having jurisdiction, or with the written consent of both parties, such consent not to be unreasonably withheld. Notwithstanding the foregoing, it is understood and agreed that a party will not be liable to the other party for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

19.	FURTHER ASSURANCES

19.1

The parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

20.	ARBITRATION

20.1

Pursuant to Section 7.6, in the event that the Optionor and the Optionee do not agree on the terms of a formal agreement representing the Joint Venture Agreement, then the determination of the terms of the Joint Venture Agreement will be referred to a mutually agreeable professional (the "Arbitrator"). In the event that the Optionor and the Optionee cannot mutually agree on the appointment of an Arbitrator within fifteen (15) days of written notice of a disagreement or dispute hereunder, then a single Arbitrator will be appointed by the British Columbia International Commercial Arbitration Centre (“BCICAC”) of Vancouver, B.C., as the appointing authority. The BCICAC will appoint an Arbitrator with a skill set and background reasonably suitable to the nature of the issue or issues to be resolved in the Arbitration. The appointment of any additional Arbitrators will be with the mutual consent and agreement of the Optionor and the Optionee and in the absence of such agreement to appoint additional Arbitrators, a sole Arbitrator will preside over any such Arbitration.

20.2

The Arbitrator will determine the terms of the formal Joint Venture Agreement (the “Arbitration Matter”) and will ensure that the formal Joint Venture Agreement contains the terms set out in Schedule “C”. Following such determination, the Optionee and Optionor will execute the formal Joint Venture Agreement and if they fail to do so, then they will be deemed to have signed such Joint Venture Agreement.

20.3

The Arbitration Matter will be resolved by arbitration pursuant to the Rules of Procedure established by the BCICAC, and it will be conducted in Vancouver, B.C., or as otherwise may be agreed to as a mutually convenient location for the Optionor and the Optionee.

20.4	The cost of such arbitration will be born solely by the Optionee. The Arbitrator's decision will be binding and final on the Optionor and the Optionee, and from which there will be no appeal.

21.	NOTICE

21.1

Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and will be given by the delivery or the same or by mailing the same by prepaid registered or certified mail in each case to the addresses set out on page 1 of this Agreement.

21.2

Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the tenth business day following the day of mailing, except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received.

21.3

Any party may at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed to be the address of such party for the purpose of giving notice hereunder.

22.	HEADINGS

22.1	The headings to the respective sections herein will not be deemed part of this Agreement but will be regarded as having been used for convenience only.

23.	DEFAULT

23.1

Subject to Section 16, if any party (a "Defaulting Party") is in default of any requirement herein set forth, the party affected by such default will give written notice to the Defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, unless within 30 days after the giving of notice of default by the affected party the Defaulting Party has cured the default by the appropriate performance and if the Defaulting Party fails within such period to cure any such default, the affected party will be entitled to seek any remedy it may have on account of such default.

23.2	Section 23.1 will not:

(a)	relieve the Optionee from any obligation to keep the Property in good standing;

(b)	apply to any term of this Agreement which is stated to be a firm commitment; or

(c)	apply to Section 4.1 or Section 5.1.

24.	CURRENCY

24.1

All references to monies hereunder will be in funds of the United States of America except where otherwise designated. All payments to be made to any party hereunder will be by certified cheque, bank draft or wired funds delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks in Canada as such party may designate from time to time by written notice or wired in accordance with wiring details of the person to be paid. Said bank or banks will be deemed the agent of the designating party for the purpose of receiving, collecting and receiving such payment.

25.	ENUREMENT

25.1	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

26.	GOVERNING LAW

26.1	This Agreement will be construed in accordance with and governed by the laws in force in British Columbia.

26.2	The courts of British Columbia will have exclusive jurisdiction to hear and determine all disputes arising hereunder.

26.3	This Section 26 will not be construed:

(a)

to affect the rights of a Party to enforce a judgment or award outside British Columbia, including the right to record or enforce a judgment or award in a jurisdiction in which the Property is situated;

(b)	to supersede the laws of Newfoundland and Labrador applicable to the Property and the rights and obligations of a holder of mineral rights thereunder.

27.	ENTIRE AGREEMENT

27.1

This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, including memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

28.	SEVERABILITY

28.1

Each of the provisions of this Agreement shall be separate and distinct and, if any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby.

29.	TIME OF ESSENCE

29.1	Subject to Section 23, time will be of the essence in this Agreement.

30.	EXECUTION OF AGREEMENT

30.1	This Agreement may be signed in counterpart and delivered electronically.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

JAL EXPLORATION INC.

Per: /s/ James Alexander Lenec
James Alexander Lenec, President

BALATON POWER INC.

Per: /s/ Paul Preston
Paul Preston, Chief Financial Officer

On December 21, 2011, in the City of Vancouver, in the Province of British Columbia I witnessed James Alexander Lenec, the President of JAL Exploration. Inc., a person personally known to me, sign on behalf of JAL Exploration Inc. the Amended and Restated Option Agreement dated March 4, 2011, as amended and restated on December 21, 2011 between JAL Exploration Inc., as Optionor, and Balaton Power Inc., as Optionee.

Witness my hand and official seal.

My commission expires on Death

On December 21, 2011, in the City of  Vancouver                      , in the Province of British Columbia I witnessed Paul Preston             , the Chief Financial Officer of Balaton Power Inc., a person personally known to me, sign, on behalf of Balaton Power Inc., the Amended and Restated Option Agreement dated March 4, 2011, as Amended and Restated on December 21, 2011 between JAL Exploration Inc., as Optionor, and Balaton Power Inc., as Optionee.

Witness my hand and official seal.

My commission expires on Death

SCHEDULE “A-1”

This is SCHEDULE "A-1" to an Option Agreement dated March 4, 2011, as amended and restated on December 21, 2011 between JAL Exploration Inc., as Optionor, and
Balaton Power Inc., as Optionee

LICENCES

Mineral Rights Licence Number:	Location:	Owners Name:	Claim Status:	Current Number of Claims	Issuance Date:	NTS Maps:
016248M	Reid Brook	JAL Exploration Inc.	Issued	110	2009/06/18	14D/08
016250M	Reid Brook	JAL Exploration Inc.	Issued	18	2009/06/18	14D/08
017061M	Reid Brook	JAL Exploration Inc.	Issued	72	2010/01/11	14D/08
Total				200

SCHEDULE “A-2”

This is SCHEDULE "A-2" to an Option Agreement dated March 4, 2011, as amended and restated on December 21, 2011 between JAL Exploration Inc., as Optionor, and
Balaton Power Inc., as Optionee

LICENCES

Mineral Rights Licence Number:	Location:	Owners Name:	Claim Status:	Current Number of Claims:	Issuance Date:	NTS Maps:
018719M	Reid Brook	JAL Exploration Inc.	Issued	188	2011/04/07	14D/08
Total				188

SCHEDULE “B”

This is SCHEDULE "B" to an Amended and Restated Option Agreement dated March
4, 2011, as amended and restated on December 21, 2011 between JAL Exploration Inc., as Optionor, and Balaton Power Inc., as Optionee

ROYALTY

The Royalty is the percentage Royalty provided in the body of the Agreement (as defined below) and is calculated and paid by Payor (as defined below) to the Royalty Holder (as defined below) in accordance with the following provisions:

1.         Definitions

Unless otherwise set forth below, all capitalized terms used in this Schedule shall have the meaning ascribed to them in the Agreement.

(a)	“Agreement” means the agreement to which this Schedule is attached.

(b)	“Allowable Deductions” has that meaning set out in Section 3.

(c)	“Calendar Quarter” means each three-month period ending March 31st, June 30th, September 30th and December 31st of each calendar year.

(d)

“Mineral Content” includes all diamonds and other valuable gem stones and all marketable ores, metals and minerals contained in Subject Ore as separately estimated by the Payor using head grade or assays taken prior to entering mill or heap leach facilities, mill or heap leach operation recovery levels, and adjustments at the refinery or other processing facilities, as key components in the calculation of Mineral Content.

(e)

“Mineral Price Quotation” for a Product means the final sale price as quoted for the Product on the London Metals Exchange, as published in Metals Week or a similar publication. If publication of the final quotation on the London Metals Exchange shall be discontinued, the parties shall select a comparable commodity quotation for purposes of calculating the Net Returns. If such selection has not been completed prior to the end of the calendar month following the month in which the quotation is discontinued, the average quotation for the calendar month in which the quotation is discontinued shall be used on an interim basis pending such selection.

(f)	“Net Returns” for a Calendar Quarter in respect of all of the Products means the Returns less the Allowable Deductions.

(g)	“Payor” means the Party who produces and sells Products from the Property from which the Royalty Holder is entitled to a Royalty as provided in the Agreement.

(h)	“Products” means all Subject Ores produced from the Property and prepared for sale under the Agreement.

(i)	“Property” shall mean the Property, as that term is defined in the Agreement and all real property located within the Property, as that term is defined in the Agreement and shall include.

(j)

“Returns” for a Calendar Quarter in respect of all of the Products means, for each of the Products, the average Mineral Price Quotation for the Product for a Calendar Quarter multiplied by the total number of appropriate units of measurement of the Product beneficiated by the Payor or credited by the smelter, refiner or other bona fide purchaser to the Payor during that Calendar Quarter.

(k)

“Royalty Holder” means the party or its successors or assigns that becomes entitled to a Royalty, as provided in the Agreement, it being agreed that as of the date of the Agreement and as of its first amendment and restatement, the Royalty Holder is the Underlying Royaltyholder, as that term is defined in the Agreement.

(l)	“Subject Ore” means all ore mined by the Payor from the Property and, for further certainty, includes diamonds and other valuable gem stones.

2.         Reservation Of Royalty

The Payor shall pay and the Royalty Holder shall be entitled to receive as the royalty, 2.0% of Net Returns.

3.         Deductions From Returns

In calculating the royalty, the Payor shall be entitled to deduct from Returns the following costs, to the extent incurred and borne by the Payor (the “Allowable Deductions”):

(a)

all smelting, minting, refining and processing costs, and treatment charges and penalties at the smelter, refinery or other processing facility including, but without being limited to, metal losses and penalties for impurities;

(b)

all costs of transporting the Products from the Property to a smelter, mint, refinery or processing facility, including, without restricting the generality of the foregoing, any and all costs of insurance in respect thereto;

(c)	all sampling, assaying and representation charges in connection with sampling and assaying carried out after the Products have left the Property; and

(d)

taxes levied by any government on the value of Products produced or sold, but excluding income taxes if such charges are actual costs payable out of the proceeds received from a bona fide purchaser or are shown as deductions therefrom.

4.         General Provisions

(a)	Arm’s Length Provision

If smelting, refining or other processing is carried out in facilities owned or controlled by the Payor, charges, costs and penalties for such operations, including transportation, shall mean the amount that the Payor would have incurred if such operations were carried out at facilities not owned or controlled by the Payor then offering similar custom services for comparable products on prevailing terms.

(b)	Stockpiling and Commingling

The Payor may stockpile and commingle Subject Ore, concentrates or other products mined and removed from the Property with ores, concentrates or other products not mined from the Property; provided however, that the Payor shall calculate from representative samples the average grade thereof and other measures as are appropriate, and shall weigh (or calculate by volume) the material before commingling. In obtaining representative samples, calculating the average grade of the ore and average recovery percentages, the Payor may use any procedures accepted in the mining and metallurgical industry which it believes suitable for the type of mining and processing activity being conducted and, in the absence of fraud, its choice of such procedures shall be final and binding on the Royalty Holder.

(c)	Tailings and Waste

All tailings or waste material shall be the property of the Payor and the Payor shall have no obligation to process or extract substances therefrom. If the Payor elects to extract Mineral Content of value therefrom and utilizes or sells the same, the Royalty Holder shall receive the royalty provided under section 2 hereof in respect of such Products. If the Payor commingles the tailings or waste material produced from the Property with tailings and waste material not produced from the Property, the Payor shall calculate from representative samples the average grade thereof and other measures as are appropriate, and shall weigh (or calculate by volume) the material before commingling and the royalty payments, if any, shall be based upon the recoverable pro rata portion of the minerals in the tailings or waste material derived from the Property. Payment of the Royalty, provisional payments, adjustments and annual final reports will be made in accordance with Section 4(d), (e), (f) and (g). The records and provision for audit to resolve objections will be in accordance with Section 4(k).

(d)	Payment of the Royalty

All royalty or provisional royalty payments will be payable on or before the 30th day following each Calendar Quarter. Each such quarterly payment to the Royalty Holder shall be accompanied by a statement in reasonable detail showing the calculation of the payment. Each such quarterly payment shall be subject to adjustment as provided below in the next quarterly payment or when the final report for the year is issued as specified below.

(e)	Provisional Payments

If any royalty becomes due and payable to the Royalty Holder prior to the Payor’s final estimates of the total amount payable, then the Payor shall pay the Royalty Holder a provisional royalty payment using the Payor’s then current estimates of the amount payable for Products produced during the Calendar Quarter.

(f)	Adjustments

The following adjustments shall be taken into account in determining the royalty or provisional royalty payments and shall be specified in a statement which will accompany each payment:

(i)	Any adjustments to charges, costs, deductions or expenses imposed upon or given to the Payor but not taken into account in determining previous royalty payments;

(ii)

Any adjustments in the number of appropriate units of measurement of Products, beneficiated by the Payor, or previously credited to the Payor by a smelter, refiner or bona fide purchaser of Products shipped or sold by the Payor;

(iii)	Any adjustments in Mineral Content and average percentage recovery; and

(iv)	Any payments that have not otherwise been credited against previous royalty payments.

(g)	Annual Final Report

Within 90 days after the end of each calendar year, the Payor shall deliver or cause to be delivered to the Royalty Holder a final report for the year certified as being accurate by the Chief Financial Officer of the Payor and such other responsible officer of the Payor showing in reasonable detail the calculation of the royalty due the Royalty Holder for the prior year and all adjustments to the quarterly or other periodic reports and payments for the year. With such final report, the Payor shall, if applicable, make such additional royalty payment as is required by the report. If such report indicates that the Royalty Holder has received more than it should have been paid in respect of the royalty due to the Royalty Holder, then the excess shall be deducted from the next payment obligation owed pursuant to the provisions of this Schedule or, in the event of a temporary or permanent cessation of production, the Royalty Holder shall repay the excess within 15 days of the annual report.

(h)	Assignment by Payor

Any sale, transfer assignment or disposition of the Property or any portion thereof, as the case may be, by the Payor may be effected only in accordance with the terms of the Agreement.

(i)	Abandonment by Payor

Any abandonment of the Property or any portion thereof, as the case may be, by the Payor, may be effected only in accordance with the terms of the Agreement.

(j)	Assignment by Royalty Holder

Notwithstanding anything to the contrary herein contained, if any part of the right to receive the Royalty is assigned by the Royalty Holder, it shall be a condition of such assignment that the assignee agrees with the Payor and all other parties entitled to receive any part of the Royalty as follows:

(i)

the amount of any royalty payable hereunder shall be settled only with the Royalty Holder or an authorized nominee (herein collectively called the “Nominee”) as designated by notice to the Payor (such notice to be executed by all parties entitled to receive any part of the Royalty), and such settlement shall be final and binding upon all interested parties and the Payor shall not be required to make any accounting to any person save such Nominee;

(ii)

payment of the royalty shall be made only to or to the order of the Nominee “In Trust” and such payment shall constitute a full and complete discharge to the Payor and it shall have no obligation to see to the distribution of any such payment;

(iii)	the Payor may settle disputes arising hereunder with the Nominee and such settlement shall be final and binding upon all interested parties;

(iv)	the Payor may rely upon any direction, advice or authorization signed by the Nominee and may act thereon as if the same was signed by all interested parties; and

(v)

the Payor shall not be required to deal with any person except the Nominee. Each interested party shall exercise all of their respective rights only through the Nominee and shall require each of their respective assignees to agree in writing to be bound by the provisions hereof.

(k)	Records and Provision for Audit to Resolve Objections

All books and records used by the Payor to calculate the royalty due hereunder shall be kept in accordance with generally accepted accounting principles varied only by the specific provisions hereof. The Payor shall maintain up-to-date and complete records of the production of all Mineral Products. If treatment or smelting of Mineral Products is performed off the Property, accounts records, statements and returns relating to such treatment and smelting arrangements shall be maintained by the Payor. The Royalty Holder shall have the right at all reasonable times during normal business hours to inspect such accounts, records, statements and returns and make copies thereof at its own expense for the sole purpose of verifying the amount of the royalty.

All payments of the royalty made pursuant to the final report that is to be issued within 90 days of the end of each calendar year shall be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Royalty Holder gives the Payor written notice describing and setting forth a specific objection to the calculation thereof within 90 days after receipt by the Royalty Holder of the annual final report herein provided in Section 4(v). If the Royalty Holder objects to a particular quarterly statement delivered hereunder, the Royalty Holder shall, for a period of 90 days after the Payor’s receipt of notice of such objection, have the right, upon reasonable notice and at a reasonable time, to have the royalty payment in question audited by a firm of chartered accountants acceptable to the Royalty Holder and to the Payor (and if they cannot agree on a firm, by a firm of chartered accountants selected by the auditors of the Royalty Holder). If such audit determines that there has been a deficiency or an excess in the payment made to the Royalty Holder such deficiency or excess shall be resolved by adjusting the next quarterly payment due hereunder. The Royalty Holder shall pay all costs of such audit unless a deficiency of 5% or more of the amount due for the year under audit or $30,000, whichever is greater, is determined to exist. The Payor shall pay the costs of such audit if a deficiency of 5% or more of the amount due for the year under audit or $30,000, whichever is greater, is determined to exist. Failure on the part of the Royalty Holder to make claim on the Payor for adjustment in such 90-day period shall establish the correctness of the final report and preclude the filing of exceptions thereto or making of claims for adjustment thereon.

(l)	Royalty Running With the Property

The royalty created herein shall be a real property interest in all portions of the Property to which the royalty applies sufficient to secure the royalty payments herein provided for; provided, however, that the Royalty Holder will execute and deliver all instruments and assist in their recording necessary or desirable for the Payor to obtain construction and/or production financing for the Mine and Plant processing Products and to postpone and subordinate such royalty on Products to the liens, charges and repayment schedules required by all lenders for such construction and/or production financing of the Payor. Should repayments to any such lenders cause any royalty payment hereunder not to be paid or to be delayed before payment, then all such unpaid or delayed payment shall be paid out of the next available revenues from Products together with interest at the Prime Rate plus 3%.

Schedule “C”
This is SCHEDULE "C" to an Amended and Restated Option Agreement dated March
4, 2011, as amended and restated on December 21, 2011 between JAL Exploration Inc., as Optionor, and Balaton Power Inc., as Optionee

PART I - EXERCISE OF FIRST OPTION ONLY

MATERIAL TERMS OF THE JOINT VENTURE AGREEMENT

The Joint Venture Agreement will contain the following minimum terms together with such other terms and conditions as the respective counsel for the parties may reasonably request in order that the affairs of the Optionor and the Optionee (the "Participants") in respect of the Property may be reasonably carried out as a joint venture operation (the “Joint Venture”):

1.

On the date that the Optionee and the Optionor have been deemed to have joined in a Joint Venture pursuant to Section 7.4 of the Option Agreement to which this Schedule “C”, the Optionee will hold a 55% participating interest (“Participating Interest”) and the Optionor will hold a 45% Participating Interest in the Joint Venture.

2.

The initial Participating Interest of the Optionee and the Optionor (each called a Participant) and the deemed Expenditures of each Participant (“Participant’s Initial Contribution”) at the time of exercise of the First Option will be:

Participant	Initial Participating Interest	Participant’s Initial Contribution
The Optionee	55%	$5,500,000(deemed)
The Optionor	45%	$4,500,000 (deemed)
Totals	100%	$10,000,000 (deemed)

3.	The objectives of the Joint Venture will be to further explore and, if feasible, to place the Property or some part thereof into commercial production.

4.

The affairs of the Joint Venture will be governed by the direction and control of a management committee (the "Management Committee") to be composed of one representative and one alternate from each of the Participants, with decisions of the Management Committee to be determined by a majority of the percentage interests in the Property as voted by the representatives, except that if there is a deadlock, the deciding vote will be cast by the Operator.

5.	Any decision to place the Property into Commercial Production is to be based on a bankable feasibility study approved by the Management Committee.

6.

The Optionee will initially act as the Operator of the Joint Venture, subject to the budget and programmes which when duly approved by the parties under the Joint Venture shall be an “Approved Programme and Budget” as determined by the Management Committee and will have such other powers and duties as required to carry out that function.

7.	If the Operator’s Participating Interest falls below 50%, then the other Participant may request a change of Operator.

8.	The Operator will be paid a fee as follows:

(a)

following formation of the Joint Venture between the Participants but prior to the Commencement of Commercial Production, 5% of all exploration expenditures except in the case of exploration expenditures under a single contract in excess of $300,000 in which case the fee will be 3% of those expenditures; and

(b)

after the Commencement of Commercial Production, 4% of all development and production expenditures except in the case of development and production expenditures under a single contract in excess of $100,000 in which case the fee will be 3% of such development and production expenditures.

9.

The joint operations under the Joint Venture will commence automatically on the date of the Exercise, whether or not a formal joint venture agreement has been entered into. The Management Committee will hold its first joint venture meeting within 60 days of the exercise of the First Option, and the parties agree to have a formal joint venture agreement finalized within 90 days of the Exercise.

10.	Each Participant is entitled to elect to participate, in proportion to its Participating Interest, the exploration, development, and mining operation of the Property subject to the following:

(a)

If Participant elects not to contribute its share of costs and the other Participant elects to contribute to the shortfall which has been created thereby, the interests of the Participants shall be adjusted so that each Participant holds a Participating Interest which is proportionate to its contribution to the total exploration, development and mining operation costs pursuant to Section 15 below; and

(b)

If a Participant elects not to contribute its share of costs, or elects to contribute less than its agreed upon share of costs, and the other Participant is unwilling or unable to contribute to the shortfall which has been created thereby, that Participant may elect to continue with the programme based on its proportionate share of costs, and the Participating Interests of the Participants shall be adjusted so that each Participant holds a Participating Interest which is proportionate to its contribution to the total exploration costs pursuant to Section 15 below.

11.

If at any time, a Participant permits its Participating Interest to be reduced to 10% or less, then that Participant shall be deemed to have withdrawn from the Joint Venture and its interest in the Joint Venture will be converted to a 2% Net Returns Royalty.

12.	A Participant is entitled to receive, in kind, its share of any minerals produced from a mine on the property and to separately dispose of the same in proportion to its Participating Interest.

13.	Each Participant will have a right of first refusal for sixty days in respect of the other Participant wishing to dispose all or a part of its Participating Interest in the Joint Venture.

14.

If a Participant defaults in paying its share of expenditures related to an Approved Programme and Budget in which it elected to participate, the non-defaulting Participant shall apprise the defaulting Participant of the default whereupon the non defaulting Participant shall have 30 days to elect to either:

(a) have the defaulting Participant pay three times the moneys owed; or

(b) have the defaulting Participant convert its interest in the Joint Venture into a 2% Net Returns Royalty.

15.	Under Section 10 above, the Defaulting Participant's Participating Interest will be adjusted according to the following formula:

Divide the sum of:

	(a)	the agreed value of the Participant's Initial Contribution; and

	(b)	the total of all other of the Participant's Contributions under the Joint Venture,

by the sum of (a) and (b) for all Participants; and multiply the result by 100 in order to obtain the percentage interest of the Participant’s Participating Interest.

PART II - EXERCISE OF FIRST OPTION AND SECOND OPTION

MATERIAL TERMS OF THE JOINT VENTURE AGREEMENT

The Joint Venture Agreement will contain the following minimum terms together with such other terms and conditions as the respective counsel for the parties may reasonably request in order that the affairs of the Optionor and the Optionee (the "Participants") in respect of the Property may be reasonably carried out as a joint venture operation (the “Joint Venture”):

1.

On the date that the Optionee has exercised the Second Option in full (the “Exercise”), the Optionee will hold a 80% participating interest (“Participating Interest”) and the Optionor will hold a 20% Participating Interest in the Joint Venture.

2.	The objectives of the Joint Venture will be to place the Property or some part thereof into commercial production.

3.

The affairs of the Joint Venture will be governed by the direction and control of a management committee (the "Management Committee") to be composed of one representative and one alternate from each of the Participants, with decisions of the Management Committee to be determined by a majority of the percentage interests in the Property as voted by the representatives, except that if there is a deadlock, the deciding vote will be cast by the Operator.

4.	Any decision to place the Property into Commercial Production is to be based on a bankable feasibility study approved by the Management Committee.

5.

The Optionee will initially act as the Operator of the Joint Venture, subject to the budget and programmes which when duly approved by the parties under the Joint Venture shall be an “Approved Programme and Budget” as determined by the Management Committee and will have such other powers and duties as required to carry out that function.

6.	All operations und the Joint Venture will be financed by funds provided by the Optionee (the “Semi-Carried Financing”).

7.	The interests of the Participants will not be subject to a dilution clause.

8.	The Operator will be paid a fee as follows:

(a)

following formation of a Joint Venture between the Participants but prior to the Commencement of Commercial Production, 5% of all exploration expenditures except in the case of exploration expenditures under a single contract in excess of $300,000 in which case the fee will be 3% of those expenditures; and

(b)

after the commencement of Commercial Production, 3% of all development and production expenditures except in the case of development and production expenditures under a single contract in excess of $100,000 in which case the fee will be 2% of such development and production expenditures.

9.

The joint operations under the Joint Venture will commence automatically on the date of the Exercise, whether or not a formal joint venture agreement has been entered into. The Management Committee will hold its first joint venture meeting within 60 days of the exercise of the First Option, and the parties agree to have a formal joint venture agreement finalized within 90 days of the Exercise.

10.

A Participant is entitled to receive, in kind, its share of any minerals produced from a mine on the property and to separately dispose of the same in proportion to its Participating Interest, subject to paying its share of the cost of production.

11.	Each Participant will have a right of first refusal for sixty days in respect of the other Participant wishing to dispose all or a part of its Participating Interest in the Joint Venture.

12.	The proceeds available for payout from the Joint Venture will be paid as follows:

	(a)	80% of the proceeds will be paid to discharge the Semi-Carried Financing and the remaining 20% will be paid 80% to the Optionee and 20% to the Optionor; and thereafter

	(b)	80% of the proceeds will be paid to the Optionee and 20% will be paid to the Optionor.